Exhibit 99.1

May 19, 2005
BrandPartners Group

OPERATOR:

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the BrandPartners First Quarter 2005 conference call. During the presentation all participants will be in a listen-only mode. Afterwards you'll be invited to participate in the question-and-answer session. At that time if you have a question you'll need to press 1 on your Touch-Tone phone. We would like to remind you that the company might make projections or other forward-looking statements regarding future events or future performance of the company. We want to caution you such statements are just predictions and actual events or results may differ materially based on factors discussed on this call or other events that are now unknown. Further, we refer to you the documents the company files from time to time with the Securities & Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

As a reminder, this conference is being recorded on Thursday, May 19, 2005. I would now like to turn the conference over to Tony Cataldo, Chairman of BrandPartners. Please go ahead. Sir.

Tony Cataldo, Chairman:

Good morning. Thank you all for joining us. As most of you all know, we had a significant break-through year last year, which brought our revenues significantly higher than previous year, and good earnings for that year. This year we started off our first quarter as anticipated, with a good first quarter. Jim Brooks, who is the President and CEO of the company, will go over the results of that quarter, as well as kind of a preface for our shareholders meeting which happens tomorrow. We just felt it was time to let folks know that, you know, we're still out there, we're working real hard, and things are happening.

We're also having a Lou Costantini, who is the President of Grafico, today. Most of you are probably aware that the company has signed a significant deal and partnership relationship as a subsidiary for Brand. Lou is going to bring you up to date as to what Grafico does and how that integrates into our company and opens up new opportunities for the company to move forward. During the course of today we will open the conference for questions and answers and certainly try to make folks aware of all the good things that we're doing. We're going to have a good year this year. We look to have another breakout year again. The company is performing in ways that it never has before. Which is good news. Last year our great year, we're expecting another great year this year.

You know, I know most of you are shareholders. Jim, myself and Lou I think are also shareholders. We want to see market cap valuations more appropriately reflect the good work that's been done in this company. It doesn't yet, but we're going to get there and we're going to work real hard to do that.

I'm going to turn the meeting over to Jim Brooks. I'd like to thank Jim for a successful last year and a good start to this year. We've got significant backlog and we'll bring you up to date on all those things and then he's going to pass you on to Lou to introduce you to what Grafico is all about and why we're very excited about it. Jim, why don't you go ahead and take the floor now.

James Brooks, President & CEO:

Thanks, Tony, and also I'd like to welcome everybody. On Monday, May 16th we announced our revenues and earnings for the first quarter ended March 31st, 2005, which was our fifth consecutive quarter of profitability, following our restructuring in January 2004.

Revenues for the quarter were 14.6 million, a little bit down from 15.7 million in revenues the company achieved during the same period last year. A little disappointing, but we attribute the reduction in part to delays in some of our design-build projects that prevented the company from booking revenues as quickly as we had anticipated.

Now, operating income, however, for the first quarter, was at a historical quarterly high for the company at $2.1 million, compared to 1.9 million during the first quarter of 2004. And net income for the first quarter was also a historical quarterly high at 1.8 million, or .5 cents -- 5 cents per fully diluted share, versus 1.7 million excluding one-time gains related to forgiveness of debt, or 6 cents per fully diluted share during first quarter of 2004.

Areas negatively impacting our first quarter were noncash interest expenses and nonrecurring charges. Which totalled $366,000. And noncash interest related to a put warrant liability on the subordinated debt and the non -- recurring charges were related to changing the operating company's name to BrandPartners, expenses related to that, warehouse closing costs, and the London office start-up expenses.

Now, operationally, we had a very strong quarter due to several factors. A favorable mix of business, better margins due to improved efficiencies across the board, and our decision not to renew contracts negotiated by the company's prior management that were too costly to perform at market oriented margins. In other words, we had contracts that were multiple years previous ownership and management had negotiated, and frankly they were hurting our margin and pretty much stressing out the organization. And we have by eliminating those contracts, we're basically able to increase our overall margins.

Furthermore, we entered 2005 with a $31 million backlog, which continues at approximately that level today. And since the beginning of the year, we've made good progress working on the building blocks of our new business plan. First, I'd like to mention an important deal related to our financial structure that we finalized on May 5th. We replaced our senior debt facility which was due at the end of this year with a new three-year secured commercial loan that increased our availability with improved terms and conditions, including a much more favorable interest rate. I'd consider this deal an extension of the overall operational and financial restructuring plan that Tony and I commenced in January 2004.

Next, in terms of the operating business, we announced in the beginning of April, that we changed the name of our operating company, Willey Brothers, to BrandPartners Retail, to better reflect the way we approach our business and to signify the true nature of our business strategy, which is to help our clients succeed at retail by ideally starting with a brand. We have had nothing but positive reaction to this change from customers, employees and shareholders. Honestly no negative impact from that move.

During our fourth quarter and fiscal year 2004 conference call, I discussed our strategy to diversify the company with new products and into new markets. I specified key -- five key areas of growth for the company, including our first priority to increase penetration in our core market, retail financial service companies. And that area, we continue to diversify our portfolio by adding more than 50 new clients in the first quarter alone.

The second area of growth I mentioned during the last call was international expansion. BrandPartners Europe, our London-based subsidiary, in conjunction with our new business partner, Button PLC, has been extremely active on the marketing front. Button is an experienced design and implementation firm that helps companies in various branding, environment and bench-related areas and they're essentially working as our infrastructure as we jointly approach the retail services market. Our activity has included attending trade shows, finalizing our direct mail campaign, senior level meetings with various financial institutions, and establishing some informal partnerships with a retail financial services training firm, an experienced industry consultant, and a manufacturer with strong relationships in the industry. So our aim basically is to begin signing contracts in the third quarter and we believe that the early response from UK banks should put us in a position to hit that target.

Now, the third area of growth is our objective to diversify the company and market outside of retail banking. On this front we were successful in the first quarter. We signed initial concept contracts with a major national services retailer, and we're hopeful that will our work will inspire this client to choose us to take on larger projects in the future. In addition, our efforts to diversify revenues in our furniture and space planning division, paid off with several nonbanking contracts such as a hospital and high-tech company.

Now, in our fourth area of growth, new products and services, we've designed several new merchandising pieces in our new product development group during the first quarter that were displayed at retail and banking trade shows. And we believe that the response to these designs and leads generated from these shows could lead to orders in the third and fourth quarters. In addition, we've had a favorable response to our digital merchandising products and services and this is something I talked about at length in the last conference call. And we have a significant number of leads that will again hopefully generate additional revenues in the third and fourth quarters.

Our fifth area of growth potential is focused on pursuing acquisitions, partnerships, and the possible creation of new business units. Now, in the new business creation front, we are working right now in putting together strategies to pursue more opportunities, targeted at smaller retail financial networks. And that applies specifically to our merchandising business. For the most part we do rollouts that target 50 branches and above, but we think there's a tremendous opportunity in the category below that and we're putting together a strategy right now to attack the marketplace. This may eventually lead to a new business unit as we determine the marketing, sales and service delivery strategies to implement this initiative.

Now, regarding acquisitions. During the last call I mentioned a partner firm we have been working with that has established relationships in the fast-growing subprime retail financial services industry. Tony mentioned Grafico a minute ago and that was what I was referring to. On Tuesday we announced the acquisition of certain assets of the design firm and the formation of a new subsidiary in BrandPartners Group, Grafico Incorporated, which is an advertising and marketing communications company that will provide services to various industries including the subprime retail financial services industry.

To further explain the potential of this new sudden subsidiary I'd like to introduce Lou Costantini, who has agreed to join us as Chief Executive Officer of Grafico.

Lou Costantini:

Thank you, Jim. During the past 20 years I have worked with many companies, including Clairol, Reader's Digest, GE, IBM, MCI, and on various projects related to graphic design creating highly effective business brands, retail store designs, integrated marketing and advertising campaigns, web sites and digital media solutions. However, about ten years ago, I was introduced to a potential client in the subprime retail services industry, and consequently became intrigued with the opportunity to help the store front players and the industry focus on the importance of branding and corporate identity, which I believed at the time was lacking in a very significant way. During the last decade as the industry has grown and matured, with public companies now competing in the space, competitors are realizing that success requires branding and consistency throughout their operation. I believe that my work with the industry, its trade associations, and many companies competing in the space, has positively impacted the transition to a focus on branding. In fact, I have been lauded with more than 30 national and regional design awards, along with numerous commendations from various financial services trade associations. Furthermore, my relationship to the industry extends far beyond graphic design, corporate identity, website design, store design, and digital marketing. I'm intimately involved with some of the players in legislative issues and often put presentations together for their meetings with political representatives and advocacy groups.

More importantly, in terms of the opportunity in front of us, the subprime retail industry has evolved into a substantial diversified retail financial services business, and I have been working hard to continue to provide as much of an integrated approach as possible with a relatively small infrastructure. With 22,000 branches and a $40 billion in transactions nationwide industry, industry experts predicting growth to 40,000 branches in the next three to five years and an explosion in Internet lending, I have sensed an opportunity to become a provider of total retail and marketing solutions to the industry, but at the same time struggle to figure out how to deliver a true turnkey service with an informal group of partners. When I was introduced to BrandPartners last year, and was able to see their extensive infrastructure dedicated to providing clients with a turnkey approach to retail, I was confident that a close relationship with the company would give me the chance to offer the industry a compelling integrated platform that is nowhere to be found amongst the competition. During the past year, I have had the pleasure of working with many employees of BrandPartners, and witnessed firsthand the power of its infrastructure and the high quality work that it delivers by the group.

I became convinced early on that together we could capitalize on many opportunities, and that I am coming across on a daily basis that I could not go after alone. Consequently, I decided to join the company's new subsidiary, Grafico Incorporated as Chief Executive Officer. I'm extremely excited to work closely with Jim and his team to bring new and exciting opportunities to BrandPartners.

Thank you, and I'd like to turn it back over to Jim.

James Brooks, President & CEO:

Thanks a lot, Lou. As you can tell, Lou has been involved in that industry for quite some time, has relationships with many of the players, has association with the industry through the trade associations, and is really a key player in terms of helping that industry move forward in terms of branding and consistency of the image that he spoke about just a minute ago. So we're excited. There's a lot of activity in that marketplace. As he said, there's over 20,000 branches, expect it to grow over 40,000 in the next few years. I mean, there's no real player in that industry like BrandPartners or BrandPartners retail. You know, it's very fragmented, I mean like our industry which is fragmented, but it is even more fragmented in terms of the services that are provided to the companies that are involved in industry. And we believe together with Lou and his team, you know, there's just tremendous opportunity to capitalize on this growth. And there are trade shows and industry that have basically shown us that the opportunity is there. So we're excited about it and we're excited to have Lou on board.

Anyway, I'd like to say that overall I'm very pleased with the progress that we've made since the beginning of the year in many different areas. We're going to continue to focus on the long run, by building a diversified company. And our commitment is to gain traction as fast as possible in the new areas that we are launching and then ramp up resources to capitalize on those opportunities as fast as possible. So with that in mind, I believe we are in a great position to continue growing due to the myriad steps we have taken since January 2004. I continue to believe this company has tremendous opportunities in front of it.

So now I'd like to turn the call over to question and answer.

OPERATOR:

Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question, please press star-1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment while we poll for questions.

Our first question comes from Ronald Morellis (ph), a private investor.

<Q>: Yes. What is the company doing to increase shareholder value? I noticed that -- I believe only one analyst following the company right now, giving it a strong buy. Are there any plans to go out there and get more analysts to recognize the value of BrandPartners, and what it's able to do for customers?

<A>: Yeah, Ron, this is Tony Cataldo. Thanks for asking that question. Because we're extremely happy with the operations of the business, you know, as you guys -- I mean, you're seeing results from us. We are extremely frustrated with the lack of market attention that we're getting. We think -- so there's one thing in being frustrated and another thing in not doing anything about it. So we plan to do something about it. We feel that if we weren't a bulletin board company, this company would be performing much better. So our goal, as soon as possible, as soon as we can do it, is to get off of the bulletin board and to get on to the AmEx. We think the AmEx is a good exchange for us, especially an interim step. Ultimately we'd like to even go beyond AmEx and get on the main NASDAQ listing. So we're really focus on that right now. In order to do that, certain things have to happen. We've got to get in front of more people, we need to -- you know, we need to -- because the numbers are the numbers. They don't lie. And unlike -- if this company were a NASDAQ small cap company, it would be one of the of the top performers in that small cap area. The (indiscernible) bulletin board opens the doorway, there's a lot of things that institutions can't do because you're a bulletin board company. So we're making a concerted effort to do that. We're working with folks. Capstone had done a research report, I believe they're in the process of redoing that report. We're looking to work with other people, there are things in the queue right now that we're working on that we're just not at liberty it talk about. You know, we're going to do two things. One, we're going to focus on our business and make sure we keep making money. You know, that's always the best thing. Ultimately, we'll win the battles and the war by doing that. But we got to get ourselves in front of folks. So we're aware of it, we're working on it, we've got a program starting up fairly soon to get in front of more institutional and retail support. And we'll see what happens when folks know that we exist and we are alive. And healthy.

<Q>: Thank you. Thank you very much.

<A>: Sure thing.

OPERATOR:

Our next question is from Ken Marsh, also a private investor.

<Q>: Hi, gentlemen. Congratulations on a great quarter.

<A>: Thank you.

<Q>: Before I ask my question, let me give you a lead. I was looking at the Washington business journal recently. I don't have the name of the IPO, but there's an IPO being started to go after the Hispanic market, something you mentioned in our your last conference call. I guess they're going to start from scratch and I think they want to go after the metropolitan Washington, D.C. area. So Washington Business Journal does have a website and maybe they can give you some information there. But something like that certainly seems to tie into the focus of what BrandPartners is doing.

As to my question, I notice that there are two publicly traded warrants for the company. One on the pink sheets, one on the bulletin board. And neither of them appear to have a pulse. Between the two classes of warrants, BPTRW and BPTRZ, I don't know maybe a million and a half to two million are outstanding. One has a strike price of 2, another has a strike price of 3. They expire in late 2006, I believe, November or so. I was wondering if there's any way to generate an active market for that. The company might benefit in terms of additional paid in capital

<A>: Well, we don't know whether or not that really translates into an active market. We will look at it, because it is something to at least think about. So we never say no to something. When the warrants were trading, they didn't seem to have any effect on what we were doing. So we'll address it and take a look at it.

<Q>: Thank you.

OPERATOR:

Our next question is from Larry Isen (ph) with Market Bite (ph).

<Q>: Hi, Tony.

<A>: Hey, Larry.

<Q>: How are you?

<A>: Fine, thank you.

<Q>: Good. Congratulations on a greater quarter, guys. Actually, the question I was going to ask was the very same question that the first questioner asked, which was I wanted to know exactly what steps you guys are taking to get more exposure for the stock itself, because the corporate side of it is already in place. Now we just need a better valuation for the stock. If you want to elaborate on that a little bit, great. If not, I understand, because you already answered the question.

<A>: Like I said earlier, Larry, we are very well aware of it. To some extent, the market conditions over the last couple of months haven't really been good for any micro cap companies, particularly bulletin board companies. That is starting to change. And even though it doesn't directly impact us, indirectly it does when people have margin calls on their other stocks and they're looking for something liquid to get rid of.

We're all about performance, as you can see. But I do think, you know, we've got to get out thereto and hit the street and get in front of the right folks, and articulate our business case. Because I think our business case is extremely strong. I think Jim and his team have done an amazing job in bringing this company to profitability. But more importantly, I don't think what the market really understands yet, it's not just about profitability here. It's also about growth. And we've got to go ahead and get our message out. And when I say we, I don't just mean the company. I mean you guys, too, Larry, I think Larry is one of the more active people that does actually do that. I'd like anybody listening in on the conference call to go ahead and see if there's opportunities out there for us, or people that we need to talk about. Or spread the word. This is a company that's performing. I mean, in a land of nonperformance, we're performing. So it behooves everybody to go ahead and make sure that people know we exist.

<A>: Tony, I would just add that -- and Larry -- obviously we're aware of it. Obviously we're disappointed, we're frustrated. But we are doing something about it. We are actively looking at what we can do, what steps we can take, who we're going to meet with. We're out on the road, we're meeting with a lot of institutions. It's just a matter of time. Sometimes the market conditions obviously play against you, or the market you're in plays against you. And that can be frustrating. But we're staying the course, but I mean this particular issue is something we address on a daily basis.

<A>: Any more questions?

OPERATOR:

Once again, if you'd like to ask a question, please press star-1 on your telephone keypad. Our next question comes from Ron Lorenset (ph) with SBC Management.

<Q>: Good afternoon, guys. I wanted to ask a couple questions. Last year, I think it was around February, you gave some guidance as to your expectations for revenues, and I think you kind of gave guidance of around 48 to 50 million. Have you given any guidance, or have you thought about any revenue guidance for '05?

<A>: Yeah, absolutely. Last year we gave guidance of 40 million, and we said we hoped to hit 11 cents, I believe that was our guidance. Obviously, we outperformed that. We'll look to give guidance this year. We're just -- under all the new rule changes and the Sarbanes-Oxley things that are coming down. Really waiting to find out what we can and can't say. So we're going through the process right now, and until that's really defined, kind of have you in a box right now. So we're trying to figure out what's our responsibility, what should we say, what shouldn't we say. So as soon as we figure that out, and I'm not talking about months here, we'll go out there and talk about what we think the company's performance ought to be.

<A>: That being said, I will say although we were a little disappointed in the number we hit in the revenue side in the first quarter, you know, with our backlog and with the business we have in our pipeline, I mean, we fully expect to exceed the results that we achieved last year. That's basically what we can say right now.

<A>: By saying, that I think that's a form of guidance, because you can figure out, well, what last year was. But we'll look to, like I said, we'll -- we need guidance from all the new regulation that's coming by as to how to present guidance anymore. And it's a moving target right now. But Jim's right, we're going to have a better year this year than we had last year.

<Q>: I wasn't really -- I wasn't really troubled by the revenue number from the first quarter. Part of that is because of the backlog. I think the backlog is about, what, 31 million?

<A>: Yeah.

<Q>: And what was it around this time last year, roughly?

<A>: Low 20s. 22 million this time last year. Right, okay. So I'm not really troubled by that number and as I look at the cost and estimated earnings in excess of billings and the billings in excess of cost, I understand it's timing issue. But as I look at the 14 and a half million number in revenue, from the first quarter, what is -- I guess the question is, is the revenue stream more seasonal? In other words, should I compare this March number to the March '04 number or really should I compare it to the December '04 number?

<A>: It's a good question. I mean, this is not a quarterly business, when you look at it. This is obviously we're working with banks, we're working on programs. I mean, the programs can last six months, can last a year, could last two years. You know, so it really depends on the client base and the mix of products that we're working with. I mean, I would just say that there's not really a seasonality to the business. It's just a matter of where the capital budget committee processes may fall with different institutions. So for example, some banks they focus on getting these budgets signed different times during the year, and you know, that can play potentially into our numbers. I mean, we could have -- we could have a great first quarter, lower second quarter and amazing third quarter, and a low fourth quarter, and it could be completely different the next year, just depending upon the client base we're working with. So I wouldn't necessarily say that. There can be -- you know, you can get a bumpup depending upon what's going on with different institutions at the end of the year which could affect your fourth quarter and first quarters because if banks, they have budgets that they don't use, they lose it. So what we'll do, if we're working with them. They'll spend it, they'll spend the money and you could get a little bumpup. It could be the programs, they get executed the following year are part of a different budget.

<A>: I would add also to that, that what you look for in a company like this is traction. Most recently, we signed an I guess call it an overnight service provider. We can't get specific on it because of confidentiality. We have to remain quiet. But we're very excited about that, because it's not related to banks. It opens up a whole new line of retail business for us that we expect to expand not only with that customer, but other customers like that. Lou's company is going to bring some food to the table also. Our European initiatives are going to start kicking in. So while on the one hand we had a great year last year, we also invested in our business, and we're aware of that investment, we expect it to start paying off. That's what I meant about profitability at growth.

<A>: The other thing, Ron, just to kind of add to that. And Tony is right, that's one of the reasons we're continuing to diversify the business, to fill in any lows. But, you know, also, in our area, in our core business, you look at banking, mergers are taking place every day, so that is certainly not a seasonality issue. And we get business can actually -- we can benefit from that business and it happens throughout the year.

<Q>: Gotcha. So in other words, we shouldn't be so tied to quarterly numbers, but we should be looking over a longer period of time, a long period of time. For example, a year, so if we expect to do better, '05, '04 and do better '05, '04, then that's positive momentum?

<A>: I would say that's an accurate assessment.

<A>: Yeah, we don't see anything impacting the momentum of the company that has anything to do with our ability to do our own work, cash, all those other things. Obviously, if there were a worldwide catastrophe, that -- you know, that always impact the market. But even then, it still wouldn't impact our business. So that's the way this thing is tracking right now. We're very pleased with the way the business is, and we plan on getting busy with the public side of our business and bring in better valuation to the company. Because we deserve it.

<A>: I don't know, Lou, if you have anything in terms of the customers that you've worked with and the clients you've worked with. I mean, you're working in an industry that's very similar in terms of the types of services that provide. Do you have any seasonality that you see?

<A>: The fourth quarter typically is one where most of our marketplace tries to ramp up for fourth quarter, holiday season and of course first quarter tax season. So that typically seems to be a peak period on the consumer side. Typically we see second and third quarter as we're signing more business and try to basically get the facilities ramped up, do rollouts and be ready for the peak seasons.

<Q>: Okay, so that's good. This is a long -- the question is somewhat related to the financials, but with the strategic -- the five strategic initiatives, and the, you know, getting Grafico up and ready to operate, and looking at this past quarter, how you kind of, you brought down expenses about a million-three from a year ago, can that whittling down of expenses continue?

<A>: When you say whittling down, are you looking at the operating cost or the administrative cost?

<Q>: I'm actually looking at the total expenses, I guess they were 12.4 this quarter. And as a result you were able -- versus March of '04, you were --

<A>: Okay, I see what you're saying. I'm looking at that right now. No, it's just, it depends, you know, in a given period, that's why quarterly, if you're looking at it, it depends upon the mix of business, the higher profitable business obviously going to give you a lower number when you look at the overall expenses. Because it's a higher margin business. So that depends on the mix in a given quarter. I think overall we have an infrastructure that we are leverage. That's one of the reasons why we did with Grafico, you got a business that has a lot of opportunity, we have the infrastructure. We don't feel like we're going to have to add a ton of resource to our business to service his business. So our objective is to continue to drive our operating income. And I think it all depends, you know, in terms of the quarterly number as to what mix came in in that particular period.

<Q>: I gotcha. I guess, I hope I'm not monopolizing the time, but I guess maybe two last questions. The repayment of the previous facility and structuring of new facility. Was that basically about the expense involved, the fees, the monthly principal payments. I mean was it -- would it all come down to a financial issue?

<A>: Well, the senior debt that we replaced was actually legacy debt, it was a debt that was part of the original acquisition of the subsidiary, Willey Brothers, back in 2001 that debt was actually about $14 million in total at that time.

The loan was meant to work out and basically November, 2001. And it was stuck there ever since, and we were getting jammed with fees after fees after fees, with higher interest rates. And higher monthly payment. The loan was due last December, it was due this December. It wasn't going to work for this company. We were in a very good position, our financials are improving, and we needed a real facility in place. Basically, our interest rate, I don't remember the exact terms, I think it's like prime or LIBOR plus two and a half on one of the loans, and we were paying three and a half over prime before. Plus we were getting jammed with fees every quarter because of the facility we had in place. So you know, it's something that needed to be done. Tony and I would have loved to have that done back in January 2004, but I think we really needed to get the business improved first before we get another lender interested in taking over the facility.

<A>: That's right. The banks were looking at are we going to be real, and once we established on a quarterly early basis that we were doing good business, we were making earnings, we picked up the profile of the company so where a bank actually went wow, okay, you guys are actually safe to lend to. And Jim and his team did a really good job on restructuring that and we saved an awful lot of money by doing it. Unfortunately, because of confidentiality we can't get into specifics but we're very happy with it.

<Q>: Right. I guess one last question. Is the subordinated note, is that -- can that be redeemed early?

<A>: Yes.

<Q>: Okay.

<A>: We can prepay that any time.

<Q>: Gotcha. Thank you very much.

<A>: You're welcome.

<A>: Thank you. One last question if there is any.

OPERATOR:

Gentlemen, there are no further questions at this time.

<A>: All right, well, I'd like to thank all of you for joining in on conference call today. Thank you, Lou and Jim for participating. Keep up the good work. It's -- the good thing about your jobs is when you do good work, it's very noticeable. You do bad work, it's also noticeable but thank God we don't have to go there. Thank you very much. We have a shareholders meeting tomorrow and we'll look to continue the progress that we've made. Thanks a lot.

<A>: Thank you.

<A>: Sure thing, bye.

OPERATOR:

This concludes today's conference. Thank you for your participation.